Exhibit 99.1
May 2, 2023
Ferguson Share Repurchase Program - Weekly Report
Ferguson plc (NYSE: FERG, LSE: FERG) (the “Company”) announces today that it purchased a total of 104,871 of its ordinary shares in the period from April 24, 2023 up to and including April 28, 2023 in connection with its $2.5 billion share repurchase program.
Aggregated information about the purchases carried out during this period

Trading day	Aggregate daily volume (in number of shares)	Daily weighted average purchase price of the shares	Trading venue
April 24, 2023	15,000	110.700000	XLON
April 25, 2023	15,000	109.700000	XLON
April 26, 2023	44,871	107.924643	XLON
April 27, 2023	30,000	108.270133	XLON

The Company intends to hold these shares in treasury. Following the purchase of these shares (including those purchased but not yet settled), the number of shares held by the Company in treasury will be 27,208,571.
Following the purchase of these shares, the remaining number of ordinary shares in issue will be 204,962,611. The figure of 204,962,611 may be used by shareholders (and others with notification obligations) as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Disclosure Guidance and Transparency Rules.
In accordance with Article 5(1)(b) of Regulation (EU) No 596/2014 (the Market Abuse Regulation), as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, and the Commission Delegated Regulation (EU) 2016/1052, detailed information about the individual purchases can be found at Ferguson - Investors - Shareholder Center - Share Buy-Back Details - 2023 Share Buy-Back.
For further information please contact:
Brian Lantz, Vice President IR and Communications              +1 224 285 2410
Pete Kennedy, Director of Investor Relations                      +1 757 603 0111

May 9, 2023
Ferguson Share Repurchase Program - Weekly Report
WOKINGHAM, England--Ferguson plc (NYSE: FERG, LSE: FERG) (the “Company”) announces today that it purchased a total of 79,354 of its ordinary shares in the period from May 02, 2023 up to and including May 05, 2023 in connection with its $2.5 billion share repurchase program.
Aggregated information about the purchases carried out during this period

Trading day	Aggregate daily volume (in number of shares)	Daily weighted average purchase price of the shares	Trading venue
May 02, 2023	20,000	110.700000	XLON
May 03, 2023	19,750	111.406226	XLON
May 04, 2023	20,000	109.600000	XLON
May 05, 2023	19,604	109.850000	XLON

The Company intends to hold these shares in treasury. Following the purchase of these shares (including those purchased but not yet settled), the number of shares held by the Company in treasury will be 27,287,925.
Following the purchase of these shares, the remaining number of ordinary shares in issue will be 204,883,257. The figure of 204,883,257 may be used by shareholders (and others with notification obligations) as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Disclosure Guidance and Transparency Rules.
In accordance with Article 5(1)(b) of Regulation (EU) No 596/2014 (the Market Abuse Regulation), as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, and the Commission Delegated Regulation (EU) 2016/1052, detailed information about the individual purchases can be found at Ferguson - Investors - Shareholder Center - Share Buy-Back Details - 2023 Share Buy-Back.
For further information please contact:
Brian Lantz
Vice President IR and Communications
+1 224 285 2410

Pete Kennedy
Director of Investor Relations
+1 757 603 0111